Exhibit 99.1
Javelin Pharmaceuticals Begins Second Phase 3 Study of Dyloject™
Thursday July 26, 7:30 am ET
Enrollment Completed in First Phase 3 Dyloject Study
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Javelin Pharmaceuticals (AMEX: JAV — News) announced that 3 patients began treatment yesterday in the second of two planned Phase 3 clinical studies for its injectable NSAID, Dyloject™ (injectable diclofenac sodium). This US study will enroll patients with moderate-to-severe postoperative pain following elective orthopedic surgery. Patient enrollment was recently completed in the first pivotal Phase 3 study, and an announcement of top-line results is expected by year end. This first study focused on postoperative pain after elective abdominal surgery.
“This second Phase 3 study is the last clinical efficacy trial anticipated for Javelin prior to filing its New Drug Application (NDA) for Dyloject in the US,” said CEO/CMO Dr. Daniel Carr. “We are pleased to have met yet another important corporate milestone on time. This trial advances the US Dyloject program towards commercialization as we prepare for its anticipated launch in Europe.”
About the Trial
A total of 240 postoperative elective orthopedic surgical patients will be randomized in this multicenter, placebo- and comparator-controlled study. They will receive one of three dose levels of Dyloject™ (18.75, 37.5 or 50 mg IV every six hours), one of two dose levels of IV ketorolac (15 or 30 mg every six hours), or IV placebo. Patients with moderate-to-severe pain following elective orthopedic surgery will eligible for treatment for up to 5 days. The primary measure of efficacy will be the Sum of Pain Intensity Differences (SPID) as measured on the 0-100 mm Visual Analog Scale (VAS). In this double-blinded study, patients will receive treatments whose identity will not be known either to them or the investigators.
About Dyloject
Dyloject™, is an injectable formulation of diclofenac. Diclofenac is a prescription nonsteroidal anti-inflammatory drug (“NSAID”) that is widely prescribed to treat post-operative pain due to its combination of effectiveness and tolerability. Dyloject has the potential to provide an attractive alternative to other NSAIDs for the treatment of post-operative pain, and to decrease the need for morphine or other opioids in this setting. There still exists an underserved medical need for a safe and effective injectable NSAID in the hospital setting. Dyloject is presently under review for marketing approval in the UK for the treatment of acute moderate-to-severe pain. Subsequent submissions and approvals in other European countries are anticipated through a regulatory strategy following the Mutual Recognition Process.
About Javelin
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin Pharmaceuticals, Inc. applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit www.javelinpharmaceuticals.com.
Forward-looking Statement
This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA (and foreign equivalent) review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-G
Contact:
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com
or
Corporate Communications
June Gregg, 617-349-4500
jgregg@javelinpharmaceuticals.com
Fax: 617-349-4505
Source: Javelin Pharmaceuticals